TRANSITION AGREEMENT AND RELEASE

THIS TRANSITION AGREEMENT AND RELEASE (the "Agreement") made and entered into by and between CHARLES A. CASWELL (the "Executive") and FIRST CHARTER CORPORATION, a North Carolina corporation ("First Charter") (collectively defined and referred to as the "Parties");

WITNESSETH:

WHEREAS, Executive has been and is currently employed as Executive Vice-President, Chief Financial Officer and Treasurer of First Charter and its wholly owned subsidiary, First Charter Bank (the "Bank"), and is highly knowledgeable about the business and operations of First Charter, the Bank, the banking industry and First Charter's and the Bank's customers;

WHEREAS, First Charter and Executive desire to enter into this Agreement to conclude his employment relationship with First Charter, the Bank and their related subsidiaries, provide for an orderly transition of Executive's responsibilities, and resolve all matters by and among them, including but not limited to, any matters relating to Executive's employment relationship with and separation from First Charter and the Bank;

WHEREAS, the Parties acknowledge and agree that this Agreement is supported by valuable consideration and is entered into voluntarily by the Parties;

NOW, THEREFORE, in exchange for the promises and mutual covenants contained in this Agreement, the Parties, intending legally to be bound, agree as follows:

1.         Transition and Separation from Employment.  The Parties agree that Executive's initial transition from his role as Executive Vice-President, Chief Financial Officer and Treasurer of First Charter and the Bank shall start on May 17, 2007 (the "Transition Date").  Despite Executive's transition from his positions, the Parties agree that following Executive's signing of this Agreement, and provided all conditions of this Agreement are met by Executive, after the Transition Date,  Executive shall voluntarily relinquish his duties and responsibilities as Chief Financial Officer and Treasurer but continue to be employed by First Charter as Executive Vice-President for a period through August 17, 2007 (the "Separation Date"), upon which Executive's official employment with First Charter, the Bank and/or their related subsidiaries in all capacities shall end.  The Parties further agree that the period from the May 17, 2007 Transition Date through the August 17, 2007 Separation Date shall collectively be defined and referred to as the "Transition Period".

The Parties agree that during the Transition Period, Executive will work and reasonably cooperate with First Charter and its officers and employees as needed and requested in providing advice and assistance regarding the transition of his position responsibilities, including but not limited to work on the completion of financial and other records and other specific project assignments and transition issues that may arise regarding subject matters that are within the current scope of his job duties, responsibilities and expertise.  In addition, during such period, First Charter agrees to coordinate with Executive regarding work scheduling such that his transition assistance does not unreasonably interfere with any search for other employment.

The Parties expressly acknowledge and agree that notwithstanding the terms of Executive's April 13, 2005 Employment Agreement with First Charter (the "Employment Agreement"), this Agreement is and will be enforceable and First Charter will be in compliance with this provision 1 provided Executive is paid his applicable regular compensation and benefits as modified in provision 3 below through the Separation Date, whether or not he is actually required to perform complete, full-time services for First Charter during the Transition Period.  In addition, except for Executive's opportunity to obtain continuation medical coverage as allowed by and pursuant to COBRA or as otherwise set forth in provisions 3 and 4 below, Executive's rights to his regular salary and benefits shall cease effective on the Separation Date, except that Executive shall not forfeit any vested deferred compensation benefits as set forth below, or vested 401(k), pension or stock benefits earned by him during his employment with First Charter, if any.

Executive and First Charter further acknowledge and agree that except for Executive's confidentiality, return of records, covenant not to compete, non-solicitation and anti-raiding obligations and their related enforcement provisions set forth in Sections 8-16 of the Employment Agreement (as modified by provision 6 below), which obligations and provisions shall continue to remain in full force and effect, (a) the Employment Agreement shall end effective August 17, 2007, and shall be of no further force and effect; and (b) any and all other past and ongoing respective obligations between the Parties under the Employment Agreement (including obligations that would otherwise survive the termination or end of such Employment Agreement), are hereby terminated and forever released, acquitted and discharged.  Executive further acknowledges and agrees that a breach by him of such ongoing confidentiality, return of records, covenant not to compete, non-solicitation and anti-raiding obligations shall constitute a breach by him of this Agreement.

2.         Nature of Separation.  The Parties agree that Executive's transition and the end of the employment relationship between the Parties shall be generally treated as a voluntary resignation in the personnel records of First Charter for purposes of employment references and any subsequent job search by Executive.  However, First Charter agrees that following the Effective Date of this Agreement (as defined in provision 15 below), and provided all conditions of this Agreement are and continue to be met by Executive, for purposes of Executive's participation in the First Charter Corporation 2000 Omnibus Stock Option and Award Plan, including Executive's Performance Shares Award Agreement(s) under the same, Executive's transition and the end of the employment relationship between the Parties shall be treated as an involuntary separation without "Cause" as of August 17, 2007, as defined in such plan and/or agreement(s).

In addition, First Charter agrees that following the Effective Date of this Agreement (as defined in provision 15 below), and provided all conditions of this Agreement are and continue to be met by Executive, First Charter will work directly with Executive to draft an internal transition announcement and job reference summary regarding Executive's prior employment with and separation from First Charter.  Executive agrees that he will direct all future employment reference requests or similar inquiries regarding his prior employment with First Charter to First Charter's Chief Executive Officer or Executive Vice- President, Human Resources.  First Charter, in turn, agrees that provided Executive appropriately channels such reference requests as described above and all conditions of this Agreement are and continue to be met by Executive, such verbal references by First Charter's Chief Executive Officer and/or

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Executive Vice-President, Human Resources generally shall be consistent with the information contained in such transition announcement and job reference summary.

3.         Transition Period Compensation.  The Parties agree that following the Effective Date of this Agreement (as defined in provision 15 below), and provided all conditions of this Agreement are met by Executive, First Charter shall provide Executive with the following general compensation and other benefits and services during the Transition Period (the "Transition Period Compensation):

            a.         Base Salary.  During the Transition Period through Executive's final Separation Date, First Charter shall continue to pay Executive a base salary as compensation for services rendered at Executive's current bi-weekly base rate of $10,192.31 (the "Base Salary"), payable to Executive by First Charter at the same time and in the same manner as Executive's current salary payout with First Charter, less applicable deductions required by law.

            b.         Bonuses.  Executive and First Charter agree that Executive will not be eligible to participate in and will not receive any bonuses, payments, awards or compensation under the terms of the Annual Incentive Plan for fiscal year 2007.

            c.         Expenses.  During the Transition Period through Executive's final Separation Date, upon submission of proper vouchers to First Charter by Executive, First Charter shall continue to pay or reimburse Executive for all normal and reasonable business expenses, including authorized travel expenses, incurred by Executive in connection with Executive's performance of his responsibilities with First Charter in accordance with the terms of applicable First Charter policies and procedures then in effect concerning the same as they may be established or amended from time to time in the absolute discretion of First Charter.  However, Executive and First Charter agree that during the Transition Period, Executive must receive advance authorization from First Charter's Chief Executive Officer or his designee for business and First Charter-related travel expenses incurred by Executive.

            d.         Company Car.  Executive shall continue to have the use of the automobile owned or leased by First Charter and currently used by Executive (the "Company Car") through the Separation Date.  Executive agrees that he shall return the Company Car to First Charter on or before the August 17, 2007 Separation Date.  Executive also acknowledges and agrees that, unless otherwise authorized by First Charter's Chief Executive Officer for specified First Charter business, Executive's authorization for travel and other expenses associated with the use of the Company Car shall be discontinued as of the Separation Date.

e.         Leave Accrual.  Executive shall be eligible to continue to accrue PTO days and all other paid leave time with First Charter through May 17, 2007.  However, the Parties agree that any such further accruals shall cease during the Transition Period through Executive's final Separation Date.

f.          Benefits.  With the exception of the PTO/leave limitations set forth in provision 3.e. above and the benefits and payments set forth in provision 4 below, during the Transition Period through Executive's final Separation Date, First Charter shall

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continue to provide to Executive (at the same level of shared expense) those general benefits that Executive received and/or in which Executive participated with First Charter immediately prior to Executive's execution of this Agreement, including 401(k) plan participation, and all group health, hospitalization, disability, dental, life and other insurance and employee welfare benefit plans, as they may be established, amended, replaced or terminated from time to time in the absolute and sole discretion of First Charter and provided Executive otherwise remain eligible to participate in such plans and policies by their terms.

g.         Club/Membership Fees.  Executive shall be eligible to continue to receive payments and reimbursements for Executive's general membership dues for Carmel Country Club through the August 17, 2007 Separation Date.  However, the Parties agree that any other fees, assessments and other costs related to such membership or any other club, outside membership or activity shall cease effective upon the May 17, 2007 Transition Date.

h.         Deferred Compensation.  The Parties agree that following Executive's Transition Date, Executive shall cease to be an active participant in the awards and other benefits under First Charter's Option Plan Trust Deferred Compensation Plan (the "OPT"), if and as applicable.  The Parties further agree that Executive will not accrue any additional awards, credits, contributions or benefits under the OPT following Executive's May 17, 2007 Transition Date.

i.          Other.  Except as otherwise set forth or modified above, during the Transition Period through Executive's final Separation Date, First Charter shall also continue to provide to Executive (at the same level of shared expense) those other perquisites and benefits that Executive received and/or in which Executive participated with First Charter immediately prior to Executive's execution of this Agreement, including Retirement Savings Plan and Employee Stock Purchase Plan participation, as such plans may be established, amended, replaced or terminated from time to time in the absolute and sole discretion of First Charter and provided Executive otherwise remain eligible to participate in such plans and policies by their terms.

4.         Separation Benefits.   In addition to the above, following the end of Executive's employment with First Charter on the Separation Date, First Charter will provide Executive with the following separation benefits:

a.         Paid Time Off.  Regardless of whether Executive signs this Agreement, Executive shall receive payment for all unused PTO days as of May 17, 2007, payable by First Charter to Executive in a lump sum amount on or before the next available payday following the Separation Date, less appropriate deductions required by law for the payment of wages, including for state and federal taxes and FICA.  The Parties acknowledge and agree that Executive's accrued, unused PTO balance as May 17, 2007 was and is ten (10) days.  In addition, the Parties agree that Executive will not accrue and will not be entitled to receive any additional PTO days during any period that he is receiving severance payments under this Agreement.

b.         Expense Reimbursement. Regardless of whether Executive signs this Agreement, the Parties agree that the total expense reimbursements due Executive for

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 reasonable and authorized expenses incurred by him during his employment with First Charter through the final Separation Date but not yet reimbursed to him shall be payable by First Charter to Executive on the next available payday following the Separation Date and the submission of appropriate receipts and other reimbursement information from Executive to First Charter concerning the same, whichever is later; provided such expenses are submitted to First Charter with supporting documentation within thirty (30) days of Executive's final Separation Date.

c.         Deferred Compensation.  The Parties agree that regardless of whether Executive signs this Agreement, Executive's rights to, and First Charter's obligations concerning, vested benefits that Executive has accrued under the OPT through his Transition Date and distributions to Executive arising under the same shall be governed by and made in accordance with the terms and conditions of such plan and applicable law.

The Parties further specifically acknowledge that because Executive is a "specified employee" as such term is defined in section 409A of the Internal Revenue Code upon his Separation Date, payment of awards and other benefits to Executive under the OPT will be required to be postponed for a period of six (6) months following Executive's final Separation Date or such other time as may be legally required to comply with section 409A.

d.         Stock Options/Restricted Stock.  Executive and First Charter agree that any current unexercised, non-vested options and restricted shares previously granted to Executive by First Charter in accordance with the terms of the First Charter Corporation 2000 Omnibus Stock Option and Award Plan and the First Charter Corporation Restricted Stock Award Program, including performance shares granted pursuant to Executive's Performance Shares Award Agreement under the 2000 Omnibus Stock Option and Award Plan (collectively, the "Stock Options/Restricted Stock"), shall remain subject to, and governed by, those certain rules and restrictions of the First Charter Corporation 2000 Omnibus Stock Option and Award Plan and the First Charter Corporation Restricted Stock Award Program, as applicable, as such plans may be amended from time to time.

Executive acknowledges and agrees that as set forth in the First Charter Corporation 2000 Omnibus Stock Option and Award Plan, if he desires, Executive will be required to exercise all vested Stock Options within ninety (90) days following his final Separation Date.  In addition, a schedule listing all Stock Options/Restricted Stock granted to Executive under any First Charter stock option award agreement, the First Charter Corporation 2000 Omnibus Stock Option and Award Plan, the First Charter Corporation Restricted Stock Award Program, or otherwise prior to Executive's signing of this Agreement is attached hereto.

e.         Disability and Life Insurance Benefits.  Regardless of whether Executive signs this Agreement, following the Separation Date, Executive shall cease to be an eligible participant in First Charter's group long-term disability and group life insurance plans.  Executive may elect potential coverage continuation and/or conversion, as applicable and otherwise eligible, through the applicable carrier for the same.

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  However, Executive and First Charter agree that all conversion and buy-out fees, premiums and other expenses regarding Executive's coverage continuation and/or conversion rights for group long-term disability and group life insurance plans shall be the absolute and sole obligation of Executive.

f.          Health/Dental Insurance Benefits.   Regardless of whether Executive signs this Agreement, following the Separation Date, First Charter and/or its applicable carriers will notify Executive of his rights to elect continuation of health and dental benefits for Executive and his eligible dependents under the Consolidated Omnibus Budget Reconciliation Act ("COBRA").  In addition, following the Effective Date of this Agreement (as defined in provision 15 below), and provided all conditions of this Agreement are and continue to be met by Executive, First Charter agrees to pay Executive's and his dependents' monthly COBRA premium at the same level of Executive's current shared coverage expense for the severance payment period described in provision 4.g below or such earlier time that Executive becomes eligible for coverage under another group plan, as applicable.  If Executive and/or his dependents wish to continue their COBRA coverage beyond the end of such period, Executive will then be responsible for paying the full premiums for such coverage during the remainder of his and his dependents' potential COBRA coverage eligibility.

Except as otherwise noted in this provision 4.f. or in provision 4.e. above, all other insurance coverage provided to Executive by First Charter, including but not limited to First Charter's group life insurance and short and long-term disability benefits, will terminate and cease to be in effect as of the Separation Date.  In addition, failure by Executive to timely elect medical/dental coverage, to timely pay any required premiums or to make any required payments, or to remain eligible for COBRA coverage continuation will terminate First Charter's obligations with respect to such COBRA payments.

g.         Severance Pay.  First Charter agrees that following the Effective Date of this Agreement (as defined in provision 15 below), and provided all conditions of this Agreement are and continue to be met by Executive, First Charter shall pay severance to Executive in equal bi-weekly, pre-withholding/deduction installments of $10,192.31 each for a period from Executive's Separation Date to December 31, 2007, equivalent to a total amount of $98,967.33 (collectively, the "Severance Pay"), beginning on the next regular payday after the Separation Date.  All payments to Executive pursuant to this provision 4.g. shall be made by First Charter via direct deposit on the same dates as First Charter's regular, bi-weekly payroll for its active, salaried employees, less appropriate deductions required by law for the payment of wages, including for state and federal taxes and FICA.

h.         Outplacement.  First Charter agrees that following the Effective Date of this Agreement (as defined in provision 15 below), and provided all conditions of this Agreement are and continue to be met by Executive, First Charter shall provide Executive with individual outplacement services by and through DBM, Inc. (see www.dbm.com) as coordinated through First Charter's Human Resources Department, up to a maximum amount of $15,000.  Executive must initiate participation in this outplacement program no later than within 60 days of the final Separation Date.  In

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 addition, such outplacement services, once initiated and begun by Executive as described below, shall be made available to Executive for a maximum period of up to twelve (12) months following Executive's initiation of service.  First Charter and Executive agree that the expenses for the outplacement agency services set forth in this provision 4.h. shall be paid directly to the agency by First Charter.  First Charter and Executive further agree that all outplacement services and expenses must be reviewed and approved by First Charter Human Resources prior to payment.

               i.          Effect of Separation on Other Existing Benefits.  Except as otherwise set forth in provisions 3 and 4 above, Executive shall cease to be an active participant in First Charter's benefit programs effective as of Executive's Separation Date, and Executive shall no longer be eligible to receive other perquisite benefits from First Charter following such Separation Date.  In addition, following Executive's separation from his employment with First Charter, Executive's rights to continue any benefits that he formerly received under First Charter's benefit plans, to convert any such benefits to personal policies, or to receive any vested or accrued benefits under those plans will be governed by the applicable plan documents and law.

5.         No Other Payments or Benefits.  Except for the payments and benefits described above in this Agreement and Executive's general right to elect certain coverage continuation under COBRA, Executive acknowledges that he is not entitled to any additional wages, pay, payments, bonuses, incentive pay, commissions, compensation, severance pay, stock options, restricted shares, performance shares, deferred compensation, dividends, PTO pay, vacation pay, sick pay, director fees, consideration or benefits of any kind from First Charter, including but not limited to any severance, change in control or other payments to Executive under the terms of Executive's Employment Agreement with First Charter, except that Executive shall not forfeit any vested deferred compensation, 401(k), pension or stock benefits earned by him during his employment with First Charter, if any.

6.         Ongoing Obligations.  Executive hereby acknowledges and agrees that in addition to the obligations set forth in this Agreement, during the Transition Period and following Executive's separation from employment with First Charter, Executive shall continue to honor all confidentiality, return of records, covenant not to compete, non-solicitation, anti-raiding and other obligations set forth in Sections 8-11 of his Employment Agreement, as otherwise previously agreed to by him with First Charter and/or in accordance with applicable federal or state law, and that such obligations shall continue to remain in full force and effect for the relevant term for each.  Executive also acknowledges and agrees that any breach by him of such obligations shall be deemed to be a breach by Executive of this Agreement, which shall allow additional remedies in accordance with provision 12 below.

However, following the Effective Date of this Agreement (as defined in provision 15 below), and provided all conditions of this Agreement are and continue to be met by Executive, First Charter (with the mutual consent of Executive) hereby agrees to revise and modify Section 9 of the Employment Agreement to add and include the following additional terms:

"Notwithstanding the above non-competition, customer non-solicitation, employee anti-raiding and other obligations of Executive contained in this Section 9 above, the Parties agree that following Executive's final separation from employment with First

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 Charter, Executive may engage in "Competitive Activity" within the Restricted Territory, provided that:

(1)  Executive abides and continues to abide by the confidentiality, return of records and other non-competition, customer non-solicitation, employee anti-raiding, and other obligations of Sections 8 - 11 of this Employment Agreement; and

 (2)  Executive abides and continues to abide by his obligation not to engage in any "Competitive Activity" individually or with any other entity or individual other than First Charter or its subsidiaries during the Employment Term."

            Executive also acknowledges and agrees that the above non-competition modifications are expressly conditioned on:

(a)        Executive's adherence to the cooperation, community support and non-disparagement obligations set forth in provision 11 below; and

(b)        Executive's continued adherence to the remaining, non-modified confidentiality, return of records, non-competition, customer non-solicitation, employee anti-raiding and other during- and post-employment obligations agreed to by him in the Employment Agreement.

Thus, First Charter and Executive agree that in the event of any breach by Executive of the obligations set forth in this provision 6 or of this Agreement generally, the above modifications of Section 9 of the Employment Agreement are and shall be considered to be automatically withdrawn and null and void.

7.         Return of Documents/Data.  Executive acknowledges and agrees that: (a) all files, customer records, customer lists, research and development data, manuals, letters, contracts, agreements, proposals, notes, notebooks, records (including all computer and electronic records), reports, memoranda and all other First Charter materials, documents and data used, prepared or collected by Executive as part of his employment with First Charter, in whatever form, and (b) all Confidential Information (as defined per First Charter policy, Executive's Employment Agreement and/or other applicable agreements) and records containing any Confidential Information that came into his possession while an employee of First Charter, whether prepared by Executive or others, are and will remain the property of First Charter.  Unless otherwise expressly authorized by First Charter in connection with Executive's ongoing work and services referenced in this Agreement, upon the Transition Date, Executive will return and make available to First Charter all such documents and information, as well as all documents and other materials of any kind that constitute or contain any Confidential Information, in Executive's possession or control, regardless of how stored or maintained, including all originals, copies and compilations and all information stored or maintained on computer, tapes, discs or any other electronic or other form of technology.

8.         Reasonableness.  Executive acknowledges and agrees that during his tenure with First Charter, as an executive officer, he has had access to comprehensive long-term strategy and

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 confidential business data for First Charter throughout its operations.  Executive agrees that the restrictions placed upon him by provision 6 of this Agreement are reasonable given the nature of his current position with First Charter, the area in which First Charter markets its products and services, and the consideration provided by First Charter to Executive pursuant to the Employment Agreement and this Agreement, as applicable. Specifically, Executive acknowledges and agrees that the length of the covenant not to compete, non-solicitation agreement, anti-raiding agreement and other restricted activities set forth in the Employment Agreement are reasonable and that the defined competitive activity and restricted territory are reasonable.  Thus, although the Parties agree that Executive retains the right to contest the application or interpretation of such restrictive covenants to particular facts/circumstances or whether a breach of the restrictions placed upon Executive referenced in provision 6 has, in fact, occurred, Executive agrees not to contest the general validity or enforceability of the restrictions referenced in provision 6 before any court, agency, arbitration panel, or other body.  In addition, Executive agrees that the restrictions and obligations in provision 6 of this Agreement shall survive the termination or end of his employment relationship with First Charter, regardless of the date, reason or manner of his separation, and such separation shall not in any way impair or affect Executive's continued obligation to observe such commitments.  Moreover, the Parties agree that such obligations shall continue to be enforceable regardless of whether there is a subsequent dispute between the Parties concerning any alleged breach of this Agreement.

9.         Release.  In consideration of the Transition Period, Executive's continued employment by First Charter through the Separation Date, and the Transition Period Compensation, severance, COBRA premium payments and outplacement services described in this Agreement, Executive, for himself, his heirs, executors, legal representatives, administrators, successors and assigns, hereby fully releases, discharges and covenants not to sue First Charter, the Bank, First Charter Insurance Services, First Charter Realty Investment, First Charter Brokerage Services, FCNB Real Estate, Inc., and all subsidiary and affiliate companies of such entities, as well as such entities' respective officers, directors, trustees, employees, agents, predecessors, successors and assigns (collectively, the "Releasees"), of and from any and all claims, actions, lawsuits, damages, administrative charges, or demands of any kind whatsoever, whenever or wherever they arose, that Executive has, may have or may have had at the time of or prior to his execution of this Agreement arising out of or related to: (a) Executive's entering into this Agreement; (b) Executive's prior employment relationship with First Charter or any other Releasee; (c) Executive's separation from employment with First Charter or any other Releasee; (d) Executive's Employment Agreement; (e) any claims for breach of contract, implied or express, impairment of economic opportunity, intentional or negligent infliction of emotional distress, prima facie tort, defamation, libel, slander, negligent termination, wrongful discharge, or any other tort, whether intentional or negligent; (f) any claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000(e), et seq.; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq.; the Civil Rights Act of 1866, 1870, and 1971, 42 U.S.C. § 1981, et seq.;  the Civil Rights Act of 1991, Publ. L. No 102-166, 105 Stat. 1071-1100; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001 et seq.; the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), 29 U.S.C. § 1161 et seq.; the Americans With Disabilities Act, 42 U.S.C. § 12191 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq.; the United States Constitution and any state constitution; and all applicable rules and regulations under such acts, statutes and constitutions; (g) any claims arising under the common law of any state, including but not limited to, the North

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 Carolina Handicapped Persons Protection Act, N.C.G.S. § 168A-1 et seq.; the North Carolina Wage and Hour Act, N.C.G.S. § 95-25.1 et seq.; the North Carolina Retaliatory Employment Discrimination Act, N.C.G.S. § 95-240 et seq.; the North Carolina Workers' Compensation Act, N.C.G.S. § 97-1 et seq.; and the North Carolina Equal Employment Practices Act, N.C.G.S. § 143-422.2; and (h) all other federal, state and local civil rights acts, regulations, and orders relating to any term, condition, or termination of employment, whether under tort or contract, or under statute or otherwise.

The Parties, however, agree that this release shall not: (i) include any claims relating to the obligations of First Charter under this Agreement; (ii) affect Executive's vested and accrued rights as a participant in any vested deferred compensation, 401(k), pension or stock benefits of First Charter; or (iii) affect any rights or claims that may arise out of events occurring after the date this Agreement is signed.  The Parties further expressly understand and agree that this release is and shall continue to be enforceable regardless of whether there is a subsequent dispute between the Parties concerning any alleged breach of this Agreement.

10.       Agreement Confidentiality.  The Parties agree that the terms of this Agreement, including the amounts of any payments made as outlined in provisions 3 and 4 above, shall remain confidential.  The Parties, however, agree that: (a) First Charter may disclose the terms of this Agreement to officers, directors and management level employees of First Charter and the Bank, to professionals representing them, to their insurance agents and carriers, and to affiliates and employees of the same with a need to know or in order to give effect to this Agreement; and (b) Executive may disclose the terms of this Agreement to his spouse, children, accountant or tax return preparer to the extent necessary in preparing his tax returns or to receive relevant tax advice, and attorney in a legally recognized privileged communication, provided that such third parties comply with the confidentiality requirements set forth above.  In addition, the Parties agree that they are permitted to disclose the terms of this Agreement to the IRS, the North Carolina Department of Revenue, and other applicable state departments of taxation, if necessary, and as otherwise required by law.  The Parties further agree that First Charter may also disclose the terms of this Agreement in its proxy statements or other public securities filings as required by law.

Executive agrees that he shall be responsible for any disclosure of the terms of this Agreement by his spouse, children, accountant, tax return preparer or attorney contrary to the terms of this provision 10 as though such disclosures were made by him.  Executive further acknowledges and agrees that this provision 10 is a material provision of the Agreement and that any breach by him or the individuals to whom he disclosed information regarding this Agreement of this provision 10 shall be deemed to be a breach by Executive of the Agreement.

11.       Cooperation/Community Support.  As an additional condition precedent to the contemplated Transition Period and the Severance Pay described in this Agreement, Executive agrees that during the Transition Period, he shall: (a) perform his job duties satisfactorily in accordance with First Charter standards; (b) fully comply with all First Charter policies, guidelines and procedures; (c) positively assist in the transitioning of his job responsibilities, the completion of necessary financial records, and the maintenance of general customer, business partner, investor, analyst and director relations through his Separation Date as outlined in provision 1 above; and (d) abide by the non-disparagement and other obligations described in this provision 11 below.  Failure adequately to meet such expectations may result in Executive's

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 immediate termination from employment, at which time he would, accordingly, not be eligible for any further, future Transition Period Compensation or Severance Pay.

During the Transition Period and thereafter during the severance payment period described in provision 4.g. above, Executive further agrees to provide assistance to First Charter in answering questions that may arise from time to time regarding issues related to Executive's areas of responsibility, business activities and tenure with First Charter.

In addition, Executive agrees that during and after the Transition Period, he shall cooperate with and provide assistance to First Charter and its legal counsel in connection with any present or future litigation (including arbitration or administrative hearings), SEC or other governmental inquiry, or internal or external investigation affecting First Charter in which, in the reasonable judgment of First Charter's counsel, Executive's assistance or cooperation is needed.  Executive shall, when requested by First Charter, provide testimony or other assistance and shall travel at First Charter's request in order to fulfill this obligation.  Provided, however, that, in connection with such litigation, inquiry or investigation, First Charter shall attempt to accommodate Executive's schedule, shall provide him with reasonable notice in advance of the times in which his cooperation or assistance is needed, and shall reimburse Executive for any reasonable expenses incurred in connection with such matters.

Executive further agrees that during the Transition Period and for a two (2) year period following the Separation Date, he will not make or cause others to make, whether in writing or orally, disparaging statements with respect to First Charter, or its subsidiaries, affiliate companies, businesses, officers or employees, and that he will maintain a publicly cordial relationship with First Charter and its employees in his conversations with employees, customers, directors, the financial/insurance services community and other third party individuals.  First Charter, in turn, agrees that during the Transition Period and for a two (2) year period following the Separation Date, the current individuals within First Charter's Executive  Leadership Team will not make or cause others to make, whether in writing or orally, disparaging statements with respect to Executive or his prior employment with First Charter, and that such Executive Leadership Team members shall maintain a publicly cordial relationship with Executive in their conversations with employees, customers, directors, the financial/insurance services community, and other third parties.

Despite the above, and except as otherwise set forth in this provision 11 below, the Parties agree that nothing in this provision 11 shall be deemed to interfere with Executive's ordinary and regular rights as a shareholder of First Charter, including but not limited to Executive's right to engage in appropriate communications with the Board of Directors of First Charter regarding general issues affecting Executive's status and rights as a shareholder. However, Executive agrees that in consideration of the Severance Pay outlined above, he shall not for a period of two (2) years following the Separation Date engage in the following competitive activity: (a) acquiring, offering to acquire, or agreeing to acquire, directly or indirectly and/or in concert with others, by purchase or otherwise, more than one percent of the outstanding voting securities of First Charter or direct or indirect rights to acquire more than one percent of the outstanding voting securities of First Charter, or any assets of First Charter; or (b) directly or indirectly and/or in concert with others making any public announcement with respect to, submitting a proposal for, or offering of (with or without conditions) any of the actions prohibited in subpart (a) above of this provision 11.

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12.       Breach.  Executive agrees to submit to the jurisdiction of the courts of North Carolina and that, in the event of any breach or threatened breach of provisions 6-11 of this Agreement by Executive, First Charter shall be entitled to an injunction, without bond, restraining such breach.  In addition, Executive and First Charter agree that the prevailing party in any legal action to enforce the terms of this Agreement, including but not limited to provisions 6-11 above, shall be entitled to costs and attorneys' fees relating to any such proceeding, but nothing herein shall be construed as prohibiting the Parties from pursuing other remedies available to them for any breach or threatened breach.

Moreover, Executive also agrees that if Executive breaches any of provisions 6-11 above, Executive shall forfeit at the time of the breach the right to any additional future unpaid Transition Period Compensation or severance payments or benefits under provisions 3 and 4.g or to any additional future unpaid performance share award payments under provision 2.  In such case, Executive and First Charter agree that the obligations contained in provisions 6-11 of this Agreement shall remain valid and enforceable based on the consideration actually provided.  Moreover, Executive agrees that in the event of any such breach, First Charter shall be entitled to costs and reasonable attorneys' fees relating to any proceeding to enforce or collect a refund of the amounts set forth in this provision.

             13.       Responsibility for Taxes.  This Agreement is intended to comply with Internal Revenue Code section 409A to the extent that section is applicable, and it shall be interpreted in a manner that complies with such section to the fullest extent possible.  In addition, the Parties agree that First Charter and the Bank shall have the power to adjust the timing or other details relating to the awards and/or payments described in this Agreement if First Charter and the Bank determine that such adjustments are necessary in order to comply with or become exempt from the requirements of section 409A.  The Parties further specifically acknowledge that Executive is a "specified employee" as such term is defined in section 409A of the Internal Revenue Code upon his Separation Date, such that certain payments to Executive under this Agreement may be legally required to be postponed to comply with section 409A.  Thus, the Parties agree that, in such event, any payments that are so postponed will be paid to Executive on the first day of the calendar month following the end of the required postponement period.

             The Parties agree that First Charter will report the above Transition Period Compensation under provision 3 and separation benefits under provision 4 as W-2 income for the applicable tax year(s) in which it they are received and/or legally accounted as taxable income, if and as required by law.  Executive understands and agrees that he is responsible for any federal or state tax liability, penalties, interest, tax payments or tax judgments against him that could arise as a result of this Agreement.  In addition, Executive agrees that he has had the opportunity to consult with his own, independent accountant and/or counsel regarding any and all tax issues related to this Agreement.  Executive also agrees that First Charter, the Releasees, and their respective officers, employees, accountants, attorneys and agents are in no way indemnifying or making any representation, statement or guarantee to Executive as to his past, current or future tax liability or the ultimate position that the IRS or any applicable state tax agency may take with respect to the tax treatment of such prior or future wages, payments, compensation and benefits, including those payments and benefits set forth in provisions 3 and 4 of this Agreement.

14.       Acknowledgment by Executive.  First Charter specifically advises Executive of his right to consult a lawyer before signing this Agreement concerning the terms contained in it.  Executive acknowledges that he has carefully read this Agreement, that he knows and

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 understands the contents of this Agreement, that he has had ample opportunity to review the terms of this Agreement, that he is under no undue pressure to execute this Agreement, that he has consulted with or had the opportunity to consult with a lawyer regarding this Agreement, and that he executes this Agreement of his own free will.

15.       Review Period.  Executive hereby acknowledges and understands that after receiving this Agreement from First Charter, he shall have until May 16, 2007 at 3:00 p.m. to consider signing this Agreement. If Executive elects not to take such time to sign this Agreement, Executive acknowledges that the period of time used by him prior to signing this Agreement was ample time to consider and review this Agreement. If Executive does not sign this Agreement by the prescribed time, he further acknowledges that First Charter has the option to withdraw its offer set forth in this Agreement.  Executive further acknowledges that except as otherwise noted above, the payments and other benefits outlined in provisions 3 and 4 above will not become payable until First Charter has received a signed copy of this Agreement from him.  Moreover, this Agreement shall become effective and enforceable as to all Parties on the day of the signing of this Agreement by all Parties (the "Effective Date").

16.       Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Executive, First Charter and its respective successors, assigns, heirs and personal representatives; provided, that Executive may not assign any of his rights, title or interest in this Agreement.  The Parties, however, agree that nothing in this Agreement shall preclude (a) Executive from designating a beneficiary and/or trust to receive any benefit payable upon Executive's death, or (b) the executors, administrators or other legal representatives of Executive or Executive's estate from assigning any rights hereunder to the person or persons entitled thereunto.   Executive further acknowledges and agrees that in the event of the transfer and/or assignment of this Agreement to a successor or assignee of First Charter, this Agreement shall remain valid and be fully enforceable by such entity.  As used in this Agreement, "First Charter" shall mean First Charter as defined herein and any successor to its business and/or assets as aforesaid that expressly assumes the obligations of this Agreement or that otherwise becomes bound by the terms and provisions of this Agreement by operation of law.

17.       No Admissions.  This Agreement does not constitute any admission by First Charter or the Releasees of any violation by them of any contract, agreement, plan, statute, ordinance, constitutional provision or other law, and this Agreement shall in no manner be deemed an admission, finding, or indication for any purpose whatsoever that First Charter or the Releasees have at any time, including the present, committed any unlawful acts against Executive or treated him unfairly or improperly in any way, and Executive further understands and acknowledges that First Charter enters into this Agreement solely to resolve all matters between the Parties in an amicable fashion.

18.       Governing Law.  The Parties agree that this Agreement shall be deemed to be a contract made under, and for all purposes shall be governed by and construed in accordance with, the internal laws and judicial decisions of the State of North Carolina, except as superseded by federal law.

19.       Dissolution or Merger.  In the event that First Charter consolidates or merges into or with, or transfers all or substantially all of its assets to, another entity, and such other entity assumes this Agreement, the term "First Charter" as used herein shall mean such other

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 entity, and the Parties agree that this Agreement shall continue in full force and effect without any further action on the part of either First Charter, its successor or assign, or Executive.

20.       Waiver of Breach.  No waiver of any breach of this Agreement shall operate or be construed as a waiver of any subsequent breach by any party.  No waiver shall be valid unless in writing and signed by the party waiving any particular provision.

21.       Severability.   The Parties understand and agree that every provision of this Agreement is severable from each other provision of this Agreement.  Thus, the Parties agree that if any part of the covenants or provisions contained in this Agreement is determined by a court of competent jurisdiction or by any arbitration panel to which a dispute is submitted to be invalid, illegal or incapable of being enforced, then such covenant or provision, with such modification as shall be required in order to render such covenant or provision not invalid, illegal or incapable of being enforced, shall remain in full force and effect, and all other covenants and provisions contained in this Agreement shall, nevertheless, remain in full force and effect to the fullest extent permissible by law.  The Parties further agree that, if any court or panel makes such a determination, such court or panel shall have the power to reduce the duration, scope and/or area of such provisions and/or delete specific words and phrases by "blue penciling" and, in its reduced or blue penciled form, such provisions shall then be enforceable as allowed by law.

22.       Counterparts.  This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument.

23.       Entire Agreement.  Except as otherwise set forth in this Agreement, this Agreement constitutes the entire agreement among the Parties pertaining to the subject matter contained herein and supersedes any and all prior and contemporaneous agreements, representations, promises, inducements and understandings of the Parties.  This written Agreement cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements.  Moreover, this written Agreement may not be later modified except by a further writing signed by a duly authorized officer of First Charter and Executive.  Notwithstanding the foregoing, nothing contained herein shall prevent or restrain in any manner First Charter from instituting an action or claim in court, or such other forum as may be appropriate, to enforce the terms of any ongoing, post-employment confidentiality, covenant not to compete, non-solicitation, anti-raiding and other obligations of Executive set forth and/or referenced in this Agreement or any similar agreement relating to First Charter's confidential or proprietary business information or trade secrets.

24.       Notice.  Except as otherwise set forth in this Agreement, whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To First Charter:                                   Jodie Sawyer
                                                                        EVP, Human Resources
                                                                        First Charter Corporation
                                                                        P.O. Box 37937
                                                                        Charlotte, North Carolina 28237-7937

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To Executive:                                        Charles A. Caswell
                                                                        9017 Pine Laurel Drive
                                                                        Matthews, North Carolina 28104

Notice shall be deemed given and effective on the earlier of three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received.  Either party may change the address for notice by notifying the other party of such change in accordance with this provision 24.

IN WITNESS WHEREOF, the undersigned hereto set their hands and seals as of the dates set forth below.

Executed by First Charter, this the 16th day of May, 2007.

FIRST CHARTER CORPORATION

By:  /s/ JODIE SAWYER                             (SEAL)
                               Jodie Sawyer
            Title:  EVP, Human Resources

Accepted and signed by Executive, this the 16th day of May, 2007.

EXECUTIVE

/S/ CHARLES A. CASWELL
                                                                         Charles A. Caswell

________________________
Witness

________________________
(Print Name)

________________________
Date

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Attachment

       OPTIONEE STATEMENT                                                          First Charter Corporation

   Exercisable as of 5/9/2007
_______________________________________________________________

                              Charles Alan Caswell

Grant Date	Expiration Date	Plan ID	Grant Type	Granted or Transferred To	Grant Price	Date Transferred Out	Outstanding	Exercisable
2/14/2005	2/14/2015	O_2000	Incentive	4,214	$23.73		4,214	4,214 current
2/14/2005	2/14/2015	O_2000	Non-Qualified	5,786	$23.73		5,786	5,786 current
2/14/2005	12/31/2009	R_1995	Restricted	5,000	$23.73		3,000	0 current
								1,000 on 12/31/2007
								1,000 on 12/31/2008
								1,000 on 12/31/2009
3/9/2006	3/9/2016	O_2000	Incentive	8,900	$23.66		8,900	1,780 current
								1,780 on 3/9/2008
								1,780 on 3/9/2009
								1,780 on 3/9/2010
								1,780 on 3/9/2011
2/8/2007	2/8/2017	O_2000	Incentive	9,900	$24.46		9,900	0 current
								1,980 on 2/8/2008
								1,980 on 2/8/2009
								1,980 on 2/8/2010
								1,980 on 2/8/2011
								1,980 on 2/8/2012

Optionee Totals				33,800			31,800	11,780

Performance Shares

3/9/2006          Performance Shares                  7,700
2/8/2007          Performance Shares                  7,600